IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”) is effective May 1, 2008, between PENINSULA GAMING, LLC, a limited liability company organized and existing under the laws of Delaware (“PGL”), DIAMOND JO, LLC, a limited liability company organized and existing under the laws of Delaware (“DJL”), and THE OLD EVANGELINE DOWNS, L.L.C., a limited liability company organized and existing under the laws of Louisiana (“OED”, and together with PGL and DJL, collectively referred to as “Borrowers”, and each a “Borrower”), and AMERICAN TRUST & SAVINGS BANK (“Bank”).

1.
Recitals.  The Borrowers have requested Bank to lend them up to the sum of Eight Million and no/100s ($8,000,000.00) on a draw down and term loan basis.  Bank is willing to provide such financing based upon the terms and conditions set forth below.  Therefore, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties agree as provided in this Agreement.

2.
Definitions.  Terms used in the Uniform Commercial Code presently in effect in the State of Iowa (the “Iowa UCC”) and not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Iowa UCC.  In addition, as used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section 2:

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Affiliate” means, as to any Person, each other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Bank” has the meaning set forth in the introductory paragraph hereof.

“Borrower” and “Borrowers” have the meanings set forth in the introductory paragraph hereof.

“Business Day” means a day other than a Saturday, a Sunday, or a day on which commercial banks in Dubuque, Iowa are authorized to close.

“Closing” has the meaning set forth in Section 4.1.

“Collateral” has the meaning set forth in Section 5.

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“DJL” has the meaning set forth in the introductory paragraph hereof.

“Draw Down Period” means the period commencing on the date of the Note’s execution, or the date funds are first provided thereunder, whichever is later, until December 31, 2008.

“Event of Default” means each of the events described in Section 9.

“FF&E” means furniture, fixtures and equipment (including, without limitation, slot machines, video poker machines, and all other gaming equipment and related signage, accessories and peripheral equipment) acquired by the Borrowers in the ordinary course of business for use in the construction and business operations of the Borrowers and that are purchased with the proceeds of the Loan.

“GAAP” means the generally accepted accounting principles in effect from time to time in the United States of America.  Unless this Agreement specifically provides otherwise all accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters shall be computed in accordance with, GAAP.

“Indebtedness” means, as to any Borrower or any Subsidiary, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including (without implied limitation):

(i)	All indebtedness guaranteed, directly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

(ii)
All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise (a) to purchase such indebtedness, (b) to purchase, sell, or lease (as lessee or lessor) property, products, materials, or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to insure the owner of the indebtedness against loss, or (c) to supply funds to, or in any other manner invest in, the debtor;

(iii)
All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(iv)	All indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, should not be reflected on the lessee’s balance sheet.

“Iowa UCC” means the Uniform Commercial Code presently in effect in the State of Iowa.

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“Law” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any governmental authority.

“Loan” has the meaning set forth in Section 3.

“Maturity Date” means December 1, 2013.

“Note” means the promissory note executed and delivered pursuant to Section 3, and any and all extensions, substitutions, amendments and renewals thereof.

“Obligations” means the obligations of the Borrowers:

(i)	Liens permitted under any of the Senior Debt Documents (other than any such Liens securing any Indebtedness or other obligations evidenced thereby or arising thereunder on any Collateral);

(ii)	Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business, that are not yet due and payable;

(iii)
Pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions, or other social security programs;

(iv)	Liens of mechanics, materialmen, warehousemen, carriers or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

(v)
Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations, or surety, appeal, indemnity, performance, or other similar bonds required in the ordinary course of business;

(vi)	Liens in favor of Bank under this Agreement; and

(vii)
The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the Collateral, or materially impair the use thereof in the operation of its business: (a) Claims or liens for taxes, assessments, or charges due and payable and subject to interest or penalty, (b) claims, liens, and encumbrances upon, and defects of title to the Collateral, including any attachment of Collateral or other legal process prior to adjudication of a dispute on the merits, (c) claims or liens of mechanics, materialmen, warehousemen carriers or other like liens, (d) adverse judgments on appeal, and (e) any other liens to which Bank has consented in writing.

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“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

“PGL” has the meaning set forth in the introductory paragraph hereof.

“Prepayment Fee” has the meaning set forth in Section 3.5 hereof.

“Records” means correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine-readable language.

“Senior Debt Documents” means, collectively, (i) the Loan and Security Agreement, dated as of June 16, 2004, among DJL, OED, the Lenders (as defined in such Loan and Security Agreement) and Wells Fargo Foothill, Inc., a California corporation, as the arranger and agent for the Lenders, as such Loan and Security Agreement was subsequently amended as of November 10, 2004; July 12, 2005; December 6, 2006; and December 22, 2006, (ii) the Indenture, dated as of April 16, 2004, among DJL, PGL, Peninsula Gaming Corp., the guarantors named therein and U.S. Bank National Association, as trustee, as such Indenture was subsequently amended as of June 16, 2004 and June 30, 2005, and (iii) any other agreement, document or instrument entered into by any Borrower in connection with such Loan and Security Agreement or such Indenture.

“Subsidiary” means any Affiliate that is directly, or indirectly through one or more intermediaries, controlled by any Borrower or not less than fifty per cent (50%) of the voting capital stock of which is owned, directly or through one or more intermediaries, by any Borrower.

“Term Period” means the period commencing on January 1, 2009, until the Maturity Date.

“Wall Street Journal Prime Rate” means that certain interest rate published from time to time in the Wall Street Journal, and consisting of the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks.

3.
The Loan.  Subject to all of the terms and provisions of this Agreement, Bank agrees to grant a loan to the Borrowers, concurrently with the execution of this Agreement, in the principal amount of up to Eight Million & 00/100 Dollars ($8,000,000.00), due December 1, 2013 (the “Loan”).

3.1
Note.  The Loan shall be evidenced by the Note which shall be dated the date of this Agreement, and shall mature on the Maturity Date, when the full amount of principal and unpaid interest shall be due and payable.  Any extension of time for payment of principal or interest on the Note resulting from any date on which any such payment is due falling on a Saturday, Sunday or legal holiday, shall be included in the computation of interest.

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3.2
Interest.  Interest on the unpaid principal balance of this Note shall be (i) payable monthly beginning June 1, 2008, and on the first of each month thereafter until the Maturity Date, which payment of interest shall consist of all interest billed and unpaid through the last day of the month preceding the month in which such payment of interest is due, and (ii) calculated as follows:

3.2.1
Interest during the Draw Down Period shall accrue from the date of the Note’s execution, or the date funds are first provided, whichever is later, until December 31, 2008, on the unpaid principal balance of the Note from time to time outstanding, computed on the basis of a year of three hundred sixty (360) days and the actual number of days lapsed, at a rate equal to the Wall Street Journal Prime Rate per annum; and

3.2.2	Interest on the Term Period of the Note shall be calculated at a rate of six and a half percent (6.5%) per annum from January 1, 2009 until the Maturity Date.

3.3
Principal.  No principal payments shall be due during the Draw Down Period.  During the Term Period the Borrowers shall pay the outstanding balance of principal plus accrued interest in equal monthly installments commencing on February 1, 2009, and on the first day of each month thereafter, in an amount that will amortize the loan through the Maturity Date, at which time the entire principal balance and accrued interest shall be due.

3.4
Payment.  All sums payable to Bank under the Note or this Agreement shall be paid in immediately available funds.  Bank shall send to the Borrowers periodic statements of all amounts due under the Note or this Agreement, which shall be considered correct and conclusively binding on the Borrowers unless one or more Borrowers notify Bank to the contrary within thirty (30) days of the Borrowers’ receipt of any statement that any Borrower deems to be incorrect.

3.5
Prepayment.  The Borrowers have the right at any time to prepay the Loan in whole or in part, provided, that interest accrued to the date of such prepayment plus a fee equal to the applicable amount set forth in this Section 3.5 (the “Prepayment Fee”) shall be paid on such prepayment date; provided further however, that the Borrowers shall only pay a Prepayment Fee if such prepayment of the Loan is being financed with proceeds from a loan issued by a financial institution other than the Bank or an affiliate thereof.

3.5.1	If the Borrowers prepay the Loan prior to the first anniversary of the Closing, the Prepayment Fee shall be equal to three percent (3%) of the amount prepaid on such prepayment date.

3.5.2
If the Borrowers prepay the Loan on or after the first anniversary of the Closing but before the second anniversary of the Closing, the Prepayment Fee shall be equal to two percent (2%) of the amount prepaid on such prepayment date.

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3.5.3	If the Borrowers prepay the Loan on or after the second anniversary of the Closing, the Prepayment Fee shall be equal to one percent (1%) of the amount prepaid on such prepayment date.

3.6
Purpose.  The purpose of this Loan is to provide the Borrowers with some of the funds necessary to finance the purchase of the FF&E for the Diamond Jo Casino located in Dubuque, Dubuque County, Iowa, and the funds provided hereunder will be used only such purpose.

3.7	Cost of Purchase.

3.7.1
The total purchase price of the FF&E purchased with the proceeds of the Loan is estimated to be $8,000,000.  Any amount owed for such purchase in excess of this Loan shall be the sole responsibility of the Borrowers.

3.7.2
Each Borrower agrees that no liability shall attach to Bank, its agents or employees in connection with the purchase of the FF&E, it being understood that the Borrowers shall continue to be liable for the payment of any and all debts, actions, claims, demands, accounts or causes of action which may arise hereunder, liability on the part of Bank being expressly waived and released.

3.8	Disbursement.

3.8.1	Bank shall disburse to the Borrowers the Loan proceeds for the purchase of FF&E. The net proceeds of the Loan shall be conclusively deemed a full and complete consideration for the Note.

3.8.2	The Borrower shall use the proceeds of the Loan for the purposes set out in this Agreement.

4.	Conditions Precedent. The obligation of Bank to make the Loan is subject to the conditions precedent set forth in this Section 4.

4.1
Documents Required for the Initial Disbursement.  The Borrowers shall have delivered to Bank, in form and content acceptable to Bank, prior to the initial disbursement of the Loan (the “Closing”), the following:

4.1.1	The Note, duly executed by the Borrowers;

4.1.2	The financing statements and other instruments required to be delivered by the Borrowers pursuant to Section 5;

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4.1.3
A copy, certified as of the date of the Closing, of resolutions of the members of each Borrower authorizing the execution, delivery and, performance of this Agreement and the Note and each other document to be delivered pursuant hereto;

4.1.4
A certificate (dated the date of the Closing) of the managing members of each Borrower as to the incumbency and signature of the Officers of each Borrower signing this Agreement and the Note and each other document to be delivered pursuant hereto;

4.1.5	A written opinion of the Borrowers’ counsel, dated the date of the Closing and addressed to Bank to the effect that:

4.1.5.1
The Borrowers are limited liability companies organized, existing and in good standing under the laws of the State of Delaware and Louisiana, as the case may be, and are qualified to transact business and are in good standing in the States of Delaware, Louisiana, as the case may be, and Iowa;

4.1.5.2
To the knowledge of such counsel, each Borrower has the power to execute and deliver this Agreement, to borrow money hereunder, to grant the Collateral required hereunder, to execute and deliver the Note, and to perform its obligations hereunder and thereunder;

4.1.5.3
All actions by the Borrowers and all consents and approvals of any Persons necessary to the validity of this Agreement and the Note and such other documents to be delivered hereunder do not conflict with any provision of the Operating Agreements of the Borrowers, or of any applicable Laws, or any other agreement binding the Borrowers or their respective property of which, after reasonable inquiry, such counsel has knowledge.

4.1.5.4
This Agreement and the Note and all other documents to be delivered hereunder have been duly executed by, and each is a valid and binding obligation of, the Borrowers, each of the foregoing documents is in all respects sufficient to achieve its purported function and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally or by general equitable principles.

4.1.6
At the Closing and at each subsequent disbursement of Loan proceeds, the Borrowers shall provide evidence satisfactory to Bank of the total cost of the purchase of the FF&E and a description of such FF&E.

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4.2	Certain Events. As of the date of the Closing and the date of each subsequent disbursement of Loan proceeds, and as a condition thereof:

4.2.1	The representations and warranties set forth herein shall be true;

4.2.2	No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default;

4.2.3	No material adverse change shall have occurred in the financial condition of the Borrowers or any of their Subsidiaries since the dates of the financial statements previously delivered to Bank;

4.2.4	Approval of the FF&E, satisfactory to Bank, by the Iowa Racing and Gaming Commission; and

4.2.5	All legal matters incidental to the transactions contemplated by this Agreement shall be satisfactory to Bank and its legal counsel.

4.3	Loan Financing Fee. A one-time financing fee of 0.25% of the principal amount of the Loan shall be paid to Bank by the Borrowers at Closing.

4.4
Bank’s Obligation to Close.  Bank’s obligation to close or otherwise perform is excused if, before or at the time of Closing, Bank, in good faith, and in its full discretion, believes to its personal satisfaction that:  (i) The Borrowers will be unable to perform fully and completely the Obligations under the terms of this Agreement, (ii) Bank will not have, as of the time of Closing, a first lien priority in the Collateral agreed upon to fully secure the Obligations, or (iii) a change in circumstances affecting the Borrowers or Bank, or new information has been acquired since the delivery of the Commitment Letter dated January 24, 2008 by Bank or the Borrowers that significantly adversely affects Bank’s decision to loan.  For the purposes of this Section, and every other provision or duty, express or implied, of this Agreement, “good faith” means honesty in fact, determined subjectively, rather than by an objective standard.

5.
Collateral Security.  As further security for the prompt satisfaction of all Obligations, the Borrowers hereby assign to Bank all of their right, title, and interest in and to, and grant Bank a lien upon, and a purchase money security interest in the following assets acquired with the proceeds of the Loan (the “Collateral”):  (i) the FF&E, wherever located, whether now owned or hereafter acquired, together with all parts, accessories and replacements, (ii) any computer programs embedded in the FF&E at the time the FF&E is purchased by the Borrowers and any supporting information relating to such programs (as provided in Section 1(ar) of Article 9 of the Iowa UCC (Iowa Code Ann. § 554.9102 (2007))), and (iii) all FF&E acquired upon the sale, lease, license, exchange, or other disposition of any FF&E.

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5.1	Priority of Liens. The foregoing liens over the Collateral shall be first and prior liens except for Permitted Liens.
5.2	Financing Statements. The Borrowers will:

5.2.1	Assist the Bank in filing such financing statements (including amendments thereto and continuation statements thereof) in form satisfactory to Bank as Bank, from time to time, may specify;

5.2.2	Pay, or reimburse Bank for paying, all costs and taxes of filing or recording the same in such public offices as Bank may designate;

5.2.3
Take such other steps as Bank, from time to time, may direct, including the noting of Bank’s lien on the Collateral on any certificates of title therefor, all to perfect to the satisfaction of Bank, Bank’s interest in the Collateral; and

5.2.4
In addition to the foregoing, and not in limitation thereof:  (i) to the extent permitted by law, carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof, and (ii) to the extent lawful, the Borrowers hereby appoint Bank as their attorney-in-fact (without requiring Bank to act as such) to execute any financing statement in the name of the Borrowers and to perform all other acts that Bank deems appropriate to perfect and continue its security interest in, and to protect and preserve, the Collateral.

5.3
Release of Collateral.  Upon the full and final payment of the Obligations under this Agreement and the Note, this Agreement shall terminate, and all of the liens on the Collateral created hereunder shall be released.  In addition, Bank shall release from the liens created hereunder any Collateral that is sold, transferred, disbursed or otherwise disposed of in accordance with the provisions of this Agreement (either in the ordinary course of business or otherwise).  Upon compliance with the provisions of this Section 5.3, Bank shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of the Collateral.

6.	Representations and Warranties. To induce Bank to enter into this Agreement, the Borrowers represent and warrant that, as of the date of the Closing:

6.1
The Borrowers are Peninsula Gaming, LLC (a Delaware limited liability company), Diamond Jo, LLC (a Delaware limited liability company), and Old Evangeline Downs, L.L.C. (a Louisiana limited liability company), all organized, existing and in good standing under the Laws of each of their respective jurisdictions of organization and authorized to conduct business under the Laws of the State of Iowa; the Borrowers have the power to own their respective properties and to engage in the businesses each conducts, and are qualified and in good standing under each of their respective jurisdictions of organization and in good

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standing in the State of Iowa; the addresses of all places of business of the Borrowers are as set forth in Schedule A attached hereto; no Borrower has changed its name, been the surviving corporation in a merger, acquired any business, or changed its principal executive office within five (5) years and one (1) month prior to the date hereof other than as has been disclosed to Bank;

6.2	No Borrower is directly or indirectly controlled by, or acting on behalf of, any Person which is an “Investment Company,” within the meaning of the Investment Company Act of 1940, as amended;

6.3
The execution and performance of this Agreement and the Note will not (immediately or with the passage of time, the giving of notice, or both) (i) violate the Operating Agreement of any Borrower or violate any applicable Laws or result in a default under any contract, agreement, or instrument to which any Borrower is a party or by which any Borrower or its property is bound, or (ii) result in a violation of the terms and conditions of any of the Senior Debt Documents, or (iii) result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Borrowers, except in favor of Bank;

6.4
Each Borrower has the power and authority to enter into and perform this Agreement and the Note and to incur the obligations herein and therein provided for, and has taken all actions necessary to authorize the execution, delivery and performance of this Agreement and the Note;

6.5	This Agreement and the Note are, or when delivered will be, valid, binding and enforceable in accordance with their respective terms;

6.6
Except as set forth in the Borrowers’ filings with the Securities and Exchange Commission or as previously disclosed in writing to Bank, there is no pending order, notice, claim, litigation, proceeding, or investigation against or affecting the Borrowers, whether or not covered by insurance, that would in the aggregate involve the payment of $50,000.00 or more or would otherwise materially or adversely affect the financial condition or business prospects of the Borrowers if adversely determined;

6.7
The Borrowers have good and merchantable title to all of the Collateral, none of which is subject to any security interest, encumbrance or lien, or claim of any third Person, except for Permitted Liens;

6.8
Except as set forth in the Borrowers’ filings with the Securities and Exchange Commission or in Schedule B attached hereto, no Borrower has material Indebtedness of any nature, including, but without limitation, liabilities for taxes and any interest or penalties relating thereto (except to the extent such taxes, interest or penalties are being contested by the Borrowers in good faith or to the extent permitted by this Agreement), and the Borrowers do not know or have reasonable ground to know of any basis for the assertion against them of any such Indebtedness;

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6.9
Except as otherwise permitted herein, each Borrower has filed all federal, state and local tax returns and other reports required by any applicable Laws to have been filed prior to the date hereof, has paid or caused to be paid all taxes, assessments, and other governmental charges that are due and payable prior to the date hereof except to the extent any such taxes, assessments and other governmental charges are being contested by the Borrowers in good faith, and has made adequate provision for the payment of such taxes, assessments, or other charges accruing but not yet payable, and the Borrowers have no knowledge of any deficiency or additional assessment in any materially important amount in connection with any taxes, assessments, or charges not provided for on its books;

6.10
Except to the extent that the failure to comply would not materially interfere with the conduct of the business of such Borrower, each Borrower has complied with all applicable Laws with respect to (i) any restrictions, specifications, or other requirements pertaining to the services it performs, (ii) the conduct of its business, and (iii) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business;

6.11
No representation or warranty by, or with respect to, the Borrowers contained herein or in any certificate or other document furnished by the Borrowers pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

6.12
Each consent, approval, or authorization of, or filing, registration, or qualification with, any Person required to be obtained or effected by each Borrower in connection with the execution and delivery of this Agreement and the Note or the undertaking or performance of any obligation hereunder or thereunder has been duly obtained or effected;

6.13
A list of all existing Indebtedness of the Borrowers for money borrowed, or under any security agreement, mortgage, or agreement covering the lease by any Borrower as lessee of real or personal property, is attached hereto as Schedule B attached hereto;

6.14
Except as set forth in the Borrowers’ filings with the Securities and Exchange Commission or as previously disclosed to Bank in writing, no Borrower has material leases, contracts, or commitments of any kind (including, without limitation, employment agreements, collective bargaining agreements, powers of attorney, distribution arrangements, patent license agreements, contracts for future purchase or delivery of goods or rendering of services, bonuses, pension, and retirement plans, or accrued vacation pay, insurance, and welfare agreements).  To the best of each Borrower’s knowledge no party is in default under any material agreement to which it is a party, and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default;

6.15	No Borrower has made any agreement or taken any action which may cause anyone to become entitled to a commission or finder’s fee as a result of, or in connection with, the making of the Loan; and

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6.16	None of the Borrowers or any Subsidiary maintains or contributes to any employee pension benefit plans, as defined in the Employee Retirement Income Security Act of 1974, as amended.

7.
Affirmative Covenants of Borrower.  Each Borrower hereby covenants and agrees with Bank that so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, it will comply at all times with the following affirmative covenants:

7.1	Use of Proceeds. The Borrowers will use the proceeds of the Loan only for the purposes set forth herein and will furnish Bank such evidence as it may reasonably require with respect to such use;
7.2	Reports to Bank. The Borrowers will furnish Bank:

7.2.1
Within sixty (60) days after the close of each quarterly accounting period in each fiscal year the Borrowers’ consolidated income statements for such quarter and balance sheets as of the end of such quarter.  All such statements shall be in reasonable detail, and certified by the Borrowers’ authorized representative to have been prepared in accordance with GAAP;

7.2.2
Within ninety (90) days after the close of each fiscal year the Borrowers’ consolidated income statements for such fiscal year and balance sheets as of the end of such fiscal year.  All such statements and balance sheets shall be in reasonable detail, including all supporting schedules and comments; and the statements and balance sheets shall be audited by independent certified public accountants selected by the Borrowers and acceptable to Bank, and certified by such accountants to have been prepared in accordance with GAAP and to present fairly the financial position and results of operations of the Borrowers.  In addition, the Borrowers will obtain from such independent certified public accountants and deliver to Bank, within ninety (90) days after the close of each fiscal year, their written statement that in making the examination necessary for their certification they have obtained no knowledge of any Event of Default by the Borrowers, or disclosing all Events of Default of which they have obtained knowledge (it being understood and agreed by Bank that in making their examination such accountants shall not be required to go beyond the bounds of generally accepted auditing procedures for the purpose of certifying financial statements).  Bank shall have the right, from time to time, to discuss the affairs of the Borrowers directly with such independent certified public accountants after notice to the Borrowers and opportunity of the Borrowers to be represented at any such discussions;

7.3	Agreements, Etc. Upon Bank’s request, from time to time, copies of any or all agreements, contracts or commitments referred to herein relating to the FF&E;

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7.4
Maintenance.  The Borrowers will maintain the FF&E in good condition and repair (normal wear and tear excepted) and will pay and discharge or cause to be paid and discharged when due, the cost of repairs to, or maintenance of, the same, and will pay or cause to be paid in a timely manner all rental or mortgage payments due on such FF&E.  The Borrowers hereby agree that, in the event they fail to make or cause to be made any such payment, they will promptly notify Bank thereof, and Bank, in its discretion, may make such payment and on demand be reimbursed therefor by the Borrowers;

7.5
Insurance.  The Borrowers will maintain public liability insurance (subject to a maximum of $50,000.00 in deductibles for each claim) and fire and extended coverage insurance on all FF&E, all in form and amount sufficient to indemnify the Borrowers for one hundred percent (100%) of the appraised value of any such lost or damaged FF&E (subject to any deductible customary in the Borrowers’ industry) or in an amount consistent with the amount of insurance generally carried on comparable assets within the industry and with such insurers as may be satisfactory to Bank.  The Borrowers shall deliver copies of such insurance policies to Bank.  Such policies shall contain a provision whereby they cannot be canceled except after thirty (30) days written notice to Bank.  The Borrowers will cause all such insurance policies to name Bank as a loss payee as its interests may appear and will furnish to Bank such evidence of insurance as Bank may require.  The Borrowers hereby agree that, in the event it fails to pay or cause to be paid the premium on any such insurance when due, Bank, in its discretion, may pay such premium and be reimbursed by Borrower therefor.

In the event of any loss or damage to any FF&E, the Borrowers will give Bank written notice thereof as soon as practicable, promptly file proof of loss with the insurer and take all other steps necessary to collect such insurance.  In the event of any casualty covered by insurance over the FF&E from which the insurance proceeds do not exceed $1,000,000, and provided that no Event of Default shall have occurred and be continuing, the Borrowers and Bank agree that the Borrowers may apply such insurance proceeds in their discretion, provided that the Borrowers first repair any damage to, or replace the FF&E for which such proceeds apply.  Subject to the foregoing reservation, Bank is hereby appointed as the Borrowers’ attorney-in-fact (without requiring Bank to act as such) to endorse any check which may be payable to the Borrowers and to collect any premiums or the proceeds of such insurance (other than proceeds of public liability insurance) if an Event of Default has occurred and is continuing, and any amount so collected may be applied by Bank toward satisfaction of any of the Obligations.  If Bank receives any proceeds from insurance in the absence of an Event of Default or from policies covering other assets of any Borrower not constituting Collateral hereunder, Bank shall remit such proceeds to such Borrower within three (3) Business Days after Bank’s receipt of such proceeds;

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7.6
Books & Records.  The Borrowers will keep accurate and complete Records of their respective accounts, inventory, and the FF&E, consistent with sound business practice.  The Borrowers, when requested to do so, will make available for inspection by authorized representatives of Bank any of its books and Records which relate to the Collateral and will deliver to Bank any information regarding their business affairs and financial condition within a reasonable time after written request therefor; provided that Bank shall keep confidential all such information obtained;

7.7
Preservation of Existence; Compliance with Laws.  Each Borrower will take all necessary steps to preserve its corporate existence and comply with all present and future Laws applicable to it in the operation of its business and all material agreements to which it is subject;

7.8
Notices.  The Borrowers will give immediate notice to Bank of (i) any litigation or proceeding in which it is a party if an adverse decision therein would require them to pay more than $100,000.00 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance), (ii) the loss of or casualty damage to any item that is not covered by the insurance described in Section 7.5 or for which a claim is being asserted in excess of the insured coverage, and (iii) the institution of any other suit or proceeding involving the Borrowers that might materially and adversely affect their operations, financial condition, property, or business prospects;

7.9
Taxes.  The Borrowers will pay when due all taxes, assessments, and charges or levies imposed upon them or on any of their respective property or which they are required to withhold and pay, except when contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on their books.  However, the Borrowers shall pay all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that may have attached (or security therefor) appears imminent;

7.10
Income Tax Returns and Notices.  The Borrowers will furnish Bank with copies of federal income tax returns filed by the Borrowers within twenty (20) days after the filing thereof.  The Borrowers will notify Bank immediately of the receipt of any notices from the Internal Revenue Service, or any other taxing authority (including any notice of proposed assessment, notice of assessment and demand for payment, or notice of delinquency in payment of payroll taxes), and shall immediately provide Bank with a copy of the same;

7.11
Events of Default.  The Borrowers will notify Bank immediately if they become aware of the occurrence of any Event of Default or of any fact, condition, or event that only with the giving of notice or passage of time or both could become an Event of Default or if they become aware of any material adverse change in the business prospects, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver of trustee), or results of operations of the Borrowers or of the failure of any Borrower to observe any of its undertakings hereunder;

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7.12
Places of Business.  The Borrowers will notify Bank thirty (30) days in advance of any change in the location of any of their places of business or of the establishment of any new, or the discontinuance of any existing, place of business; and

7.13
Value of Collateral.  The Borrowers shall promptly transmit to Bank all information that they may have or receive with respect to the Collateral which may affect in any way the value of the Collateral or Bank’s rights or remedies with respect thereto.

8.
Negative Covenants.  The Borrowers do hereby covenant and agree with Bank that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, they will comply at all times with the following negative covenants and no Borrower shall, unless Bank shall otherwise have agreed in writing:

8.1	Name, Etc. Change its name, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock;

8.2
Disposition of Assets.  Except as otherwise permitted by the Senior Debt Documents, sell, transfer, lease, or otherwise dispose of all or (except in the ordinary course of business) any material part of its assets;

8.3	Disposition of Collateral. Sell, lease, transfer, assign, or otherwise dispose of any of the Collateral except in the ordinary course of business;

8.4
Disposition of Business, Etc.  Except as otherwise permitted by the Senior Debt Documents, sell or otherwise dispose of, or for any reason cease operating, any of its divisions, franchises, or lines of business;

8.5
Liens.  Mortgage, pledge, grant, or permit to exist a security interest in, or a lien upon, any of the Collateral, except for the liens granted hereunder and Permitted Liens.  Not in limitation but in furtherance of the immediately preceding sentence and for the avoidance of doubt, no Indebtedness evidenced by any Senior Debt Document shall be permitted to be secured by any Lien on any Collateral;

8.6
Liability.  Except as otherwise permitted by the Senior Debt Documents, become liable, directly or indirectly, as guarantor or otherwise for any obligation of any other Person, except as set forth in the Senior Debt Documents or for the endorsement of commercial paper for deposit or collection in the ordinary course of business;

8.7
Indebtedness.  Incur, create, assume, or permit to exist any Indebtedness except (i) the Loan, (ii) trade indebtedness incurred in the ordinary course of business (provided, however, that no Borrower nor any Subsidiary may acquire inventory other than for cash or on open account except as expressly approved in writing and in advance by Bank), (iii) Indebtedness secured by Permitted Liens, and (iv) any indebtedness permitted under any of the Senior Debt Documents;

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8.8
Subsidiaries, Etc.  Except as otherwise permitted by the Senior Debt Documents, form any subsidiary, make any investment in (including any assignment of inventory or other property), or make any loan in the nature of an investment to, any Person, other than investments of the Borrowers in any Subsidiaries and as previously disclosed to Bank in writing;

8.9
Loans, Etc.  Except as otherwise permitted by the Senior Debt Documents, make any loan or advance to any officer, shareholder, director, or employee of any Borrower, except for business travel and similar temporary advances in the ordinary course of business;

8.10
Prepayment.  Prepay any Indebtedness for borrowed money except the Obligations, or enter into or modify any agreement as a result of which the terms of payment of any of the foregoing Indebtedness are waived or modified; provided, that the Borrowers may (i) prepay any Indebtedness permitted to be prepaid under the Senior Debt Documents, and (ii) enter into or modify any agreement as a result of which the terms of payment of any Indebtedness incurred pursuant to any of the Senior Debt Documents are waived or modified;

8.11	Acquisitions. Except as otherwise permitted by the Senior Debt Documents, acquire or agree to acquire any stock in, or all or substantially all of the assets of, any Person;

8.12
Misrepresentations.  Furnish Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished; and

8.13
Margin Stock.  Directly or indirectly apply any part of the proceeds of the Loan to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations, or rulings thereunder.

9.	Default. The occurrence of any one or more of the following events constitutes an Event of Default hereunder:

9.1	Payments. The Borrowers fail to pay when due any installment of principal or interest or fee payable hereunder and such failure shall continue for a period of ten (10) days;

9.2
Observance of Obligations.  The Borrowers fail to observe or perform any other obligation to be observed or performed by it hereunder and such failure shall continue for thirty (30) days after Bank’s notice of such failure to Borrower;

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9.3
Misrepresentation.  Any financial statement, representation, warranty, or certificate made or furnished by, or with respect to, the Borrowers to Bank in connection with this Agreement, or as inducement to Bank to enter into this Agreement, or in any separate statement or document to be delivered to Bank hereunder is materially false, incorrect, or incomplete when made.

9.4	Inability to Pay Debts. Any Borrower admits its inability to pay its debts as they mature or makes an assignment for the benefit of itself or any of its creditors;

9.5
Bankruptcy, Etc.  Proceedings in bankruptcy or for reorganization of any Borrower, or for the readjustment of any of its debts, under the Bankruptcy Reform Act of 1978, as amended and codified as 11 U.S.C. §§ 101 et seq., or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by any Borrower and, except with respect to any such proceedings instituted by a Borrower, are not discharged within thirty (30) days of their commencement.

9.6
Receiver, Etc.  A receiver or trustee is appointed for a Borrower or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of a Borrower, and, except with respect to any such appointments requested or instituted by a Borrower, such receiver or trustee is not discharged within thirty (30) days of his appointment, and, except with respect to any such proceedings instituted by a Borrower, such proceedings are not discharged within thirty (30) days of their commencement, or a Borrower discontinues business or materially changes the nature of its business, or the Collateral becomes, in the reasonable judgment of Bank, insufficient in value to satisfy the Obligations;

9.7
Judgments.  Any Borrower suffers a final judgment for payment of money aggregating in excess of $500,000.00 (other than to the extent of any judgment as to which a reputable insurance company has accepted liability) and does not discharge the same within a period of sixty (60) days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed;

9.8	Levy, Etc. A judgment creditor of a Borrower obtains possession of any of the Collateral by any means, including (without implied limitation) levy, distraint, replevin, or self-help;

9.9
Liens.  If any of the FF&E is purchased on conditional bills of sale, or otherwise, so that ownership of such FF&E will not vest unconditionally in one or more of the Borrowers, free from encumbrance, on delivery to the Borrowers; and

9.10
Government Action.  If any governmental authority restricts the ability of any Borrower to operate, or restricts, limits or prohibits any Borrower from operating, its gaming business as conducted as of the date hereof and such restriction has a material adverse effect on the Borrowers’ operation of their businesses.

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10.
Materiality and Acceleration.  Each of the Events of Default is a material term of this Agreement.  Upon the occurrence and the continuance of an Event of Default, Bank may, after the end of any applicable cure period, with five (5) days notice to the Borrowers, declare the unpaid principal and interest of the Loan due and payable and pursue any and all remedies provided hereunder or by law; provided that upon the occurrence of any of the events specified in Sections 9.4, 9.5 and 9.6, all Obligations shall immediately become due and payable without further action of any kind.  Bank’s failure to act on any such breach, or tolerating the same for any period of time, does not waive the breach or otherwise modify or affect the terms or conditions of this Agreement or Bank’s rights thereunder.  In no event can the terms or conditions of this Agreement be waived or modified, expressly or implicitly by any conduct of one or both parties, other than by a writing signed by both of them.

11.
Remedies.  After any acceleration pursuant to Section 10, Bank shall have, in addition to the rights and remedies given to it by this Agreement, all those allowed by all applicable Laws, including, but without limitation, the Uniform Commercial Code as enacted in any jurisdiction in which any Collateral may be located.  Without limiting the generality of the foregoing, Bank may immediately after such acceleration, without demand of performance and without other notice (except as may be specifically required hereunder) or demand whatsoever to the Borrowers, all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, in Dubuque County, Iowa, or in any other place where the Collateral may be located, or in such other place or places as Bank may designate, the whole or, from time to time, any part of the Collateral, or any interest that the Borrowers may have therein.  After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), Bank shall apply such proceeds toward the satisfaction of the Obligations.  Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws.  Notice of any sale or other disposition shall be given to the Borrowers at least ten (10) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrowers hereby agree shall be reasonable notice of such sale or other disposition.  At any such sale or other disposition, Bank may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrowers, which right is hereby waived and released.  Without limiting the generality of any of the rights and remedies conferred upon Bank under this paragraph, Bank may, to the full extent permitted by the applicable Laws:

11.1
Enter upon the premises of any Borrower and take immediate possession of any Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction and, for purposes of this Section 11, the Borrowers hereby agree not to interfere with Bank’s entry upon its premises and taking possession of such Collateral;

11.2	At Bank’s option, use, operate, manage, and control the Collateral in any lawful manner;

11.3	Collect and receive all rents, income, revenue, earnings, issues, and profits therefrom; and

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11.4	Maintain, repair, renovate, alter, or remove the Collateral as Bank may determine in its discretion.

12.
Bank as Attorney-in-Fact.  The Borrowers hereby appoint Bank to be the Borrowers’ attorney-in-fact (without requiring Bank to act as such) for the purpose of carrying out the provisions hereof and taking any action and executing any instrument which Bank may deem necessary or advisable to accomplish the purposes hereof, at any time after which an Event of Default has occurred and is continuing, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

13.
Possession of Collateral.  It shall not be necessary that Bank take possession of the Collateral, or any part thereof, prior to the time that any sale pursuant to this Section is conducted, and it shall not be necessary that the Collateral, or any part thereof, be present at the location of such sale; provided, that Bank shall give notice of such sale to the Borrowers in accordance with Section 11.

14.	Miscellaneous Provisions.

14.1
Provisions.  The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability of the Borrowers now or hereafter held by Bank, all of which shall be construed as complementary to each other.  Nothing herein contained shall prevent Bank from enforcing any or all other guaranty, pledge or security agreements, notes or other evidences of liability of the Borrowers in accordance with their respective terms.

14.2
Further Assurance.  From time to time, each party hereto will execute and deliver to the other party such additional documents and will provide such additional information as such other party may reasonably require to carry out the terms of this Agreement.

14.3
Enforcement and Waiver by Bank.  Bank shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times.  The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same.  All rights and remedies of Bank are cumulative and concurrent, and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

14.4
Expenses of Bank.  The Borrowers will, on demand, reimburse Bank for all expenses, including the reasonable fees and expenses of legal counsel for Bank, incurred by Bank in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the collection or attempted collection of the Note (except in the case of fraud, willful misconduct or gross negligence by Bank), and in connection with the preparation of documents, filings and other legal expenses in relation to the initial making of the Loan.

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14.5
Notices.  Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or electronic transmission (upon confirmation that the transmission was received), as follows, unless such address is changed by written notice hereunder.

If to the Borrowers:    Peninsula Gaming, LLC
Diamond Jo, LLC
The Old Evangeline Downs, L.L.C.
400 E. Third Street, P.O. Box 1750
Dubuque, IA  52004
Attn:  Natalie Schramm
Email:  natalie.schramm@diamondjo.com

If to the Bank :            American Trust & Savings Bank
895 Main Street
Post Office Box 938
Dubuque, IA  52004-0938
Attn:  Victoria J. Richter, 2nd Senior Vice President
Email:  trichter@americantrust.com

14.6	Waiver and Release by Borrowers. To the maximum extent permitted by applicable Laws:

14.6.1
The Borrowers waive (i) protest of all commercial paper at any time held by Bank on which the Borrowers are in any way liable, (ii) except as the same may herein be specifically granted, notice of acceleration and of intention to accelerate, (iii) notice and opportunity to be heard, after acceleration in the manner provided in this Agreement, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with the Borrowers, and except where required hereby or by any applicable Laws, notice of any other action taken by Bank, and (iv) the right to assert any statute of limitations as a bar to the enforcement of the lien of this Agreement, or to any action brought to enforce the Obligations secured by this Agreement.

14.6.2
Notwithstanding the existence of any other security interest in the property held by Bank, or by any other party, Bank shall have the right to determine the order in which any or all of the property shall be subjected to the remedies provided herein.  Bank shall have the right to determine the order in which any or all portions of the Obligations secured hereunder are satisfied from the proceeds realized after the exercise of the remedies provided herein.  The Borrowers and any party who consents to this Agreement, hereby waive any and all right to require the marshaling of assets in connection with the exercise of any other remedies permitted by applicable Law, or provided herein; and

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14.6.3
The Borrowers release Bank and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except fraud, willful misconduct and gross negligence.

14.7
Participation.  Notwithstanding any other provisions of this Agreement, the Borrowers understand that Bank may at any time enter into participation agreements with one or more participating banks whereby Bank will allocate certain percentages of its commitment to them.  The Borrowers acknowledge that, for the convenience of all parties, this Agreement is being entered into with Bank only.

14.8	Governing Law; Waiver of Jury Trial; Venue.

14.8.1	This Agreement is entered into and performable in Dubuque, Dubuque County, Iowa, and shall be subject to, and construed and enforced in accordance with, the laws of the State of Iowa.

14.8.2	EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AS AGAINST THE OTHER PARTY ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION ARISING UNDER THIS AGREEMENT.

14.8.3
Each party hereto (i) expressly submits to the jurisdiction of any state or federal court sitting in, or having jurisdiction over, Dubuque County, Iowa; and (ii) irrevocably waives any objection which it may now or hereafter have to the laying of venue in any suit, action or proceeding brought in any such court.

14.9
Binding Effect; Assignment; Entire Agreement.  This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto.  The Borrowers have no right to assign any of their rights or obligations hereunder without the prior written consent of Bank.  Except as set forth in Section 14.7, Bank has no right to assign any of its rights or obligations hereunder without the prior written consent of the Borrowers.  This Agreement, including the Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.  All agreements, instruments and documents referred to in this Agreement are by this reference made a part of this Agreement for all purposes.

14.10
Severability.  If any provision of this Agreement shall be held invalid under any applicable Law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

14.11	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

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14.12
Interpretation; Headings.  Words and phrases herein shall be interpreted and understood according to the context in which they are used, and all words and phrases used herein shall be construed as in the singular or plural number, and masculine, feminine or neuter gender, as the context may require.  The headings in this Agreement are intended solely for convenience of reference, and shall be given no effect in the construction or interpretation of this Agreement.

14.13	Incorporation by Reference. All agreements, instruments and documents referred to in this Agreement are by this reference made a part of this Agreement for all purposes.

14.14	Disclaimer. In no event shall either party to this Agreement be liable to the other for indirect, special or consequential damages, including loss of anticipated profits.

14.15
Liability.  The Borrowers have selected all parties and items furnishing services or materials to the FF&E, and Bank has, and shall have, no responsibility for them, or for the quality of their materials or workmanship.  Bank’s sole function is that of lender, and the only consideration passing from Bank to the Borrowers is the loan proceeds in accordance with and subject to the terms of this Agreement.  The Borrowers shall have no right to rely on any procedures required by Bank, the procedures being for Bank’s protection as lender, and no one else.  The Borrowers shall hold Bank harmless and indemnify it against claims of any kind, of any persons, including but without limiting the generality of the foregoing, the Borrowers’ employees, any contractor and such contractor’s employees, any tenant of the Borrowers, any subtenant or concessionaire of any such tenant, and the employees and business invitees of any tenant, subtenant or concessionaire arising from or out of the use or possession of the FF&E in accordance with the Borrowers’ plans and specifications.

*     *     *

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14.16
Priority of Documents.  In case of a conflict between a provision of this Agreement, and the provisions of any other agreement, document or instrument related to the Loan or the Collateral, the provisions of this Agreement shall govern.

THIS AGREEMENT SPECIFICALLY INCLUDES ALL OF THE ADDITIONAL PROVISIONS SET FORTH ABOVE.  THE BORROWERS ACKNOWLEDGE RECEIPT OF A FULLY COMPLETED COPY OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

              PENINSULA GAMING, LLC

By: s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

STATE OF IOWA, DUBUQUE COUNTY) ss:

On this 2nd day of May, 2008, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared Natalie Schramm, to me personally known, who, being by me duly sworn, did say that she is the Chief Financial Officer of Peninsula Gaming, LLC, executing the within and foregoing instrument, that said instrument was signed on behalf of the Limited Liability Company by authority of its Members/Managers; and that Natalie Schramm, as CFO, acknowledged the execution of the foregoing instrument to be the voluntary act and deed of the corporation, by it and by her voluntarily executed.

s/Karen M. Beetem
Notary Public, State of Iowa

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DIAMOND JO, LLC

By: s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

STATE OF IOWA, DUBUQUE COUNTY) ss:

On this 2nd day of May, 2008, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared Natalie Schramm, to me personally known, who, being by me duly sworn, did say that she is the Chief Financial Officer of Diamond Jo, LLC, executing the within and foregoing instrument, that said instrument was signed on behalf of the Limited Liability Company by authority of its Members/Managers; and that Natalie Schramm, as CFO, acknowledged the execution of the foregoing instrument to be the voluntary act and deed of the corporation, by it and by her voluntarily executed.

s/Karen M. Beetem
Notary Public, State of Iowa

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THE OLD EVANGELINE DOWNS, L.L.C.

By: s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

STATE OF IOWA, DUBUQUE COUNTY) ss:

On this 2nd day of May, 2008, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared Natalie Schramm, to me personally known, who, being by me duly sworn, did say that she is the Chief Financial Officer of The Old Evangeline Downs, L.L.C., executing the within and foregoing instrument, that said instrument was signed on behalf of the Limited Liability Company by authority of its Members/Managers; and that Natalie Schramm, as CFO, acknowledged the execution of the foregoing instrument to be the voluntary act and deed of the corporation, by it and by her voluntarily executed.

s/Karen M. Beetem
Notary Public, State of Iowa

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AMERICAN TRUST & SAVINGS BANK

By: s/Victoria J. Richter
Name: Victoria J. Richter
Title:     2nd Senior Vice President

NEWYORK 6524131 v13 (2K)	Loan and Security Agreement

SCHEDULE A

BORROWERS’ ADDRESS

Each Borrower’s principal place of business is located at the following address:

1.	Peninsula Gaming, LLC:

400 E. Third Street, P.O. Box 1750
Dubuque, IA  52004

2.	Diamond Jo, LLC:

400 E. Third Street, P.O. Box 1750
Dubuque, IA  52004

3.	The Old Evangeline Downs, L.L.C.:

400 E. Third Street, P.O. Box 1750
Dubuque, IA  52004

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SCHEDULE B

EXISTING INDEBTEDNESS

1.
Indebtedness incurred by DJL and OED under the Loan and Security Agreement, dated as of June 16, 2004, among DJL, OED, the Lenders (as defined in said Loan and Security Agreement) and Wells Fargo Foothill, Inc., a California corporation, as the arranger and agent for the Lenders, as such Loan and Security Agreement was subsequently amended as of November 10, 2004; July 12, 2005; December 6, 2006; and December 22, 2006;

2.
Indebtedness incurred by DJL and PGL and guaranteed by OED under the Indenture, dated as of April 16, 2004, among PGL, Peninsula Gaming Corp., the guarantors named therein and U.S. Bank National Association, as trustee, as such Indenture was subsequently amended as of June 16, 2004 and June 30, 2005;

3.
Indebtedness incurred by OED under the Indenture, dated as of February 25, 2003, among OED, Peninsula Gaming Corp. and U.S. Bank National Association, as trustee, as such Indenture was subsequently amended as of March 25, 2004;

4.	Indebtedness incurred by OED under a Note delivered pursuant to a Purchase Agreement between Bart C. Warner and OED;

5.	Indebtedness of OED as lessee of personal property under the Value Lease Agreement, dated September 28, 2006, between OED and Copy & Camera, Inc.; and

6.
Indebtedness of DJL as lessee of personal property under the Financed Equipment Sales Agreement, dated October 30, 2006, between Diamond Jo, LLC and Shuffle Master, Inc. and the Addendum to Financed Equipment Sales Agreement, dated January 4, 2007, between DJL and Shuffle Master, Inc.

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